UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 25, 2007

Six Flags, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway; 15th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 652-9403

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On May 25, 2007, Six Flags, Inc. (the “Company”) and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper Inc., as co-syndication agents, JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and other financial institutions or entities from time to time party thereto, as lenders thereunder.  The Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated as of July 8, 2002, among the Company, certain of its subsidiaries named therein, the lenders from time to time party thereto and Lehman Commercial Paper, Inc., as administrative agent, as amended from time to time prior to the date hereof (the “Existing Credit Agreement”).

The Credit Agreement provides for the following facilities: (i) an $850 million term loan; (ii) an $85 million multicurrency revolving facility; (iii) a $190 million revolving facility; and (iv) an uncommitted optional term loan tranche of up to $300 million.  Borrowings under the Credit Agreement will initially bear interest based on the applicable base rate (or Eurocurrency rate for Eurocurrency loans) plus 1.50% for revolving credit loans, multicurrency loans and swingline loans (2.50% in the case of Eurocurrency loans) or plus 1.25% for term loans (2.25% in the case of Eurocurrency loans).  The interest rate applicable to borrowings under the Credit Agreement will vary based on prevailing market interest rates, with such rates increasing by 2% upon the occurrence of a payment default.

The primary borrower under the Credit Agreement is required to make quarterly principal repayments in the amount of $2,125,000 beginning on September 30, 2007 with all remaining principal due on April 30, 2015.  The multicurrency and revolving facilities are available until March 31, 2013.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, financial covenants related to the maintenance of a minimum senior leverage ratio in the event of borrowings under the revolving facility and certain other events as well as limitations on the ability to dispose of assets, incur additional indebtedness or liens, make restricted payments, make investments and engage in mergers or consolidations.

The foregoing description of the terms of the Credit Agreement is not complete and is qualified in its entirety by the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

The obligations of the borrowers under the Credit Agreement are guaranteed by Six Flags Operations Inc., a wholly-owned subsidiary of the Company (“Operations”), and certain of its subsidiaries pursuant to an Amended and Restated Guarantee and Collateral Agreement (the “Guarantee Agreement”), dated as of May 25, 2007, among Operations, the subsidiary guarantors party thereto from time to time (the “Guarantors”) and JPMorgan Chase Bank, N.A., as administrative agent on behalf of the lenders under the Credit Agreement.  The loans and the other obligations of the borrowers under the Credit Agreement and the guarantee obligations of Operations and the Guarantors are secured by substantially all of the tangible and intangible assets of each Guarantor (including, without limitation, intellectual property and the capital stock

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of certain subsidiaries) pursuant to the Guarantee Agreement.  The Company is not a guarantor under the Guarantee Agreement and the Company has not granted any security interests in its assets.

The foregoing description of the terms of the Guarantee Agreement is not complete and is qualified in its entirety by the full text of the Guarantee Agreement, which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

The administrative agent, syndication agent, certain of the other lenders under the Credit Agreement and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for the Company and its subsidiaries and affiliates, for which they have received or will receive fees and reimbursement of expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits.

(d)             Exhibits

10.1                           $1,125,000,000 Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Six Flags, Inc., Six Flags Operations Inc., Six Flags Theme Parks Inc., as Primary Borrower, each Foreign Subsidiary Borrower from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto, Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2                           Amended and Restated Guarantee and Collateral Agreement, dated as of May 25, 2007, among Six Flags Operations Inc., Six Flags Theme Parks Inc. and the subsidiaries of Six Flags Theme Parks Inc. signatory thereto, in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS, INC.

/s/ James M. Coughlin
By:	Name:	James M. Coughlin
	Title:	General Counsel

Date:  May 30, 2007

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
10.1

$1,125,000,000 Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Six Flags, Inc., Six Flags Operations Inc., Six Flags Theme Parks Inc., as Primary Borrower, each Foreign Subsidiary Borrower from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto, Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

E

10.2

Amended and Restated Guarantee and Collateral Agreement, dated as of May 25, 2007, among Six Flags Operations Inc., Six Flags Theme Parks Inc. and the subsidiaries of Six Flags Theme Parks Inc. signatory thereto, in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

E